Exhibit 10.8

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Aspen Aerogels, Inc., on behalf of itself and all of its predecessors, successors and affiliated entities (collectively, “Aspen”), and John F. Fairbanks, on behalf of himself, his executors, heirs, administrators, agents, attorneys, administrators, beneficiaries and assigns (collectively, “Executive”).

WHEREAS, Executive has been employed by Aspen as its Vice President, Chief Financial Officer, and Treasurer since October 16, 2006, a senior management position that afforded Executive with regular access to and knowledge of highly confidential, proprietary and commercially sensitive information that is the subject of the below-defined Non-Competition Agreement;

WHEREAS, Executive signed an Employment, Confidentiality and Non-Competition Agreement with Aspen dated December 16, 2015, a copy of which is attached as Exhibit A (the “Non-Competition Agreement”), which contains certain restrictive covenants, applicable before and after the term of his employment with Aspen, including a non-competition and non-solicitation covenant and a covenant against the disclosure of confidential information of Aspen;

WHEREAS, Executive signed an Executive Agreement with Aspen dated effective January 1, 2022, a copy of which is attached as Exhibit B (the “Executive Agreement”) which, among other terms, reaffirmed the restrictive covenants contained in the Non-Competition Agreement;

WHEREAS, On January 11, 2022, Executive provided a notice of his intention to retire effective April 1, 2022 (“Notice”);

NOW, THEREFORE, Aspen and Executive, for good and valuable consideration receipt of which is hereby acknowledged, agree as follows:

1.

Resignation.  Executive hereby retires and resigns from employment with Aspen, including any officer positions that he holds effective as of the close of business on April 1, 2022 (the “Resignation Date”).  As of Aspen’s next regular payroll period following the Resignation Date, Executive will be paid in full for any and all wages earned by him through the Resignation Date, including any accrued but unused vacation time. Executive represents that he has submitted evidence or all business expenses for which he seeks reimbursement from the Company, and the Company agrees to reimburse him for such expenses as provided in the Company’s policies and consistent with Company practice.  Unless otherwise provided for expressly in this Agreement, or by applicable law, all benefits provided by Aspen to Executive will cease as of the Resignation Date, including but not limited to the accrual of vacation time.

2.

Equity Rights.  Executive has been granted certain stock options to purchase shares of Aspen’s Common Stock (the “Options”) and certain restricted stock units that will subsequently award shares of Aspen’s Common Stock (the “RSUs”), each pursuant to Aspen’s 2001 Equity Incentive Plan (the “2001 Plan”) and/or pursuant to Aspen’s 2014 Employee, Director and Consultant Equity Incentive Stock Plan (the “2014 Plan” and collectively with the 2001 Plan, the “Plans”).  A Table summarizing outstanding Options and RSUs granted to the Executive as of the date hereof is attached hereto as Exhibit C.  Executive’s rights to the Options and the RSUs set forth on Exhibit C, including, without limitation, the vesting thereof, shall be governed by the Plans, any applicable grant documents and the Executive Agreement and Consulting Agreement described in the Section 5 below; provided, however, that the Executive may exercise any vested Options until the later of (i) one year from the Resignation Date or (ii) one-year from the date on which Executive ceases to provide services under the Consulting Agreement (defined below), but in no event  beyond April 1, 2024.

3.	Consulting Arrangement.Aspen and Executive have executed and delivered simultaneously with this Agreement the Consulting Agreement, a copy of which is attached as Exhibit D (the “Consulting

Agreement”), whereby the Executive will provide certain services to Aspen beginning immediately following the Resignation Date, as set forth therein, such that there is no separation in service.
4.

Return of Property.  On or before the Resignation Date, Executive shall return all property belonging to Aspen, including but not limited to computers, papers, files, documents, reference guides, equipment, keys, access key tag/card, identification cards, credit cards, software, computer access codes, disks, supplies and institutional manuals. Executive shall not retain any copies, summaries, reproductions or excerpts of any of the foregoing, whether in hardcopy or electronic format.    To the extent Executive has stored any Aspen property on any personal home computer(s) or other personal computer or electronic storage device(s), Executive, on or before the Resignation Date, shall irretrievably delete all Aspen property from any personal home computer(s) and any other computer personal electronic storage device(s).

5.

General Release.  In consideration of the promises contained herein and in the Consulting Agreement, Executive hereby releases and discharges, except as specifically and  expressly excluded below, Aspen and anyone acting by, through or on behalf of Aspen, including but not limited Aspen’s past, present and future directors, officers, employees, representatives and agents (collectively, the “Releasees”), to the fullest extent permitted by law, of and from any and all complaints, charges, lawsuits or claims (collectively, “Claims”) for relief of any kind by Executive that Executive now has, ever had or ever may have against the Releasees, or any of them, whether such Claims are known or unknown, arising out of any matter or thing that has happened through the date Executive signs  this Agreement, including but not limited to (i) claims for tort or contract; (ii) claims arising out of, based on, or connected with Executive’s employment, including the terms and conditions of employment and the Executive Agreement, and the termination of that employment; and (iii) claims arising under any federal, state or local labor, employment or discrimination laws, including but not limited to the following (all as amended): Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act (“ADA”), the Equal Pay Act of 1963, the Family and Medical Leave Act (“FMLA”), the Genetic Information Non-Discrimination Act, the Massachusetts Fair Employment Practices Act (G.L. c. 151B), the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Wage Act, and any other local, state or federal law, policy, order, regulation or guideline affecting or relating to claims or rights of employees.  The release contained herein is a GENERAL RELEASE, including all common law and statutory claims and includes a waiver and release of any existing Claims that you may have regarding payments or amounts covered by the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), and the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A). Therefore, by signing this Agreement you waive and release any existing Claims you may have under those statutes, including, for instance, any Claims under those statutes for hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay, or retaliation. Nothing in this Agreement shall be construed to preclude Executive from participating or cooperating in any investigation or proceeding conducted by, or prohibit Executive from filing a charge or complaint with, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (a "Government Agency"); limit Executive’s ability to communicate with a Government Agency, or to report information or alleged violations to a Government Agency and/or receive an award for information provided to a Government Agency, or to participate in any investigation or proceeding conducted by a Government Agency, including providing documents or other information to a Government Agency (which Executive may do, without notice to Aspen); or prohibit Executive from challenging or seeking a determination in good faith of the validity of this waiver or release under applicable state or federal law, or impose any condition precedent, penalty, or costs for doing so unless specifically authorized by state or federal law.

However, Executive acknowledges and agrees that his waiver and release are intended to be a bar to Executive’s financial recovery against Aspen with respect to any Claim, except those which cannot be released as a matter of law. Accordingly, nothing in this Agreement shall be deemed to limit Aspen's right to seek dismissal of a Claim on the basis that the signing of this Agreement constitutes a full release of Executive’s rights, or to seek restitution, to the extent permitted by law, of the economic benefits provided under this Agreement in the event that you successfully challenge of the validity of this release and prevail in any such Claim, but nothing herein should be construed as a disincentive or limitation to Executive’s financial recovery by and through other third parties through other means, including any applicable whistleblower law or regulation. Excepted from the foregoing release are the following:  (i) the obligations of Aspen to Executive under this Agreement, the Consulting Agreement and the Plans; (ii) any rights regarding vested benefits of the Executive, including, without limitation, any Options or RSUs under the Plans; and (iii) any rights to indemnification provided by statute or by the bylaws or charter documents of Aspen with respect to any action or proceeding brought against Executive as a result of having been an officer of  Aspen.

6.

No Pending Claims.  Executive represents and warrants that he has not filed any complaints, charges, or other Claims for relief against the Releasees, or any of them, with any local, state or federal court or administrative agency, any professional or regulatory board, or any other agency or entity.  Executive further warrants that he has not previously assigned or transferred any of the Claims that are the subject of the General Release contained in this Agreement.

7.

Non-admissions.  It is understood and agreed that this Agreement does not constitute any admission by any of the Releasees that any action taken with respect to Executive was unlawful or wrongful, or that any action by it constituted a breach of contract or violated any federal, state or local law, policy, rule or regulation.

8.

Nondisclosure of this Agreement.  Subject to Aspen determining that this Agreement and the Consulting Agreement shall be publicly disclosed via a filing with the Securities and Exchange Commission, each of Aspen and Executive agrees that the nature and terms of this Agreement are confidential, and further agrees, to the fullest extent allowed by law, not to discuss or disclose them, without the prior written consent of the other party, with or to any person, except to federal and state tax authorities, Aspen’s or Executive’s accountants or tax advisors, and attorneys, Executive’s spouse, or as required by law.  Nothing in this Agreement shall prohibit or restrict Aspen or Executive from cooperating with, or disclosing information or this Agreement or the Consulting Agreement to, the Equal Employment Opportunity Commission, or any other Governmental Agency.

9.	Continuation of Existing Noncompetition and Other Restrictive Covenants.
(a)

Executive acknowledges and agrees that he is bound by and will comply with the terms of the Non-Competition Agreement, including but not limited to the terms of Sections 3 through 6 of the Non-Competition Agreement and all related enforcement provisions which by their terms survive any termination of employment.  Executive further acknowledges and agrees that he has had access to and gained knowledge of Aspen’s highly confidential, proprietary and commercially sensitive information and that use or disclosure of such information not permitted by the Non-Competition Agreement would be extremely damaging to Aspen and its business.

(b)

In consideration of the Consulting Agreement and other consideration being provided to Employee in connection with his separation from employment, Employee agrees that, during the term of the Consulting Agreement and for a period of one (1) year after the termination of the Consulting Agreement for any reason, Employee will not, directly or indirectly, without the consent of Company:  (i) invest or hold a directorship or other position of authority in any company or business that conducts operations or otherwise engages in the Business of the Company; or (ii) be employed by, serve as a consultant to, or otherwise provide services to or participate in the management of, any business that conducts operations or otherwise engages in the Business of the Company.

10.

Non-disparagement.  Executive agrees not to disparage or make negative statements about Aspen or any of Aspen’s officers, directors, employees, or programs.  Likewise, Aspen shall direct its current officers not to disparage or make negative statements about Executive.  Nothing in this Agreement shall bar Executive or Aspen and its officers, employees, agents and representatives from providing truthful testimony in any legal proceeding, or in responding to any request from any governmental agency, or as required by law, or by court order or other legal process.

11.

Non-Solicitation.  In addition to Executive’s obligations pursuant to the Non-Competition Agreement and Section 9(b) above, in consideration of the fact that Executive will have a consulting relationship with Aspen following the termination of his employment, Executive agrees to extend the period of the non-solicitation restriction in his Non-Competition Agreement such that it runs for the period ending the later of (i) three years from the Resignation Date, or (ii) one year from the date Executive’s Consulting Agreement with Aspen is terminated or expires (the “Extended Non-Solicitation Period”). During the Extended Non-Solicitation Period, Executive will not, directly or indirectly, through another person, firm, association, corporation or other entity with which the Executive is now or may hereafter become associated: (a) request, advise, induce or attempt to induce any client, customer, supplier, licensee or other business relation of Aspen (each, a "Customer") to withdraw, curtail, cease, cancel or otherwise reduce such Customer's business with Aspen or in any way interfere with the relationship between any Customer and Aspen; (b) disclose to any other person, firm, corporation or other entity, the name, address, preferences or purchase history of any Customer for the purpose of competing with Aspen; (c) solicit for employment or employ any person who is or was employed by or a consultant to Aspen at any time within the one (1) year period immediately preceding such solicitation or employment, or in any way willfully interfere with the relationship between Aspen and any such person; or (d) provide any services to or accept employment or any consulting arrangement with any Customer in competition with Company’s Business. Notwithstanding the foregoing, the publication of an advertisement that is not directed at any particular person or group shall not be deemed a solicitation in violation of this Section.

12.

Breach.  Executive acknowledges that any breach by him of Sections 6, 8-11, or 13 of this Agreement will cause irreparable damage to Aspen and that, in the event of such breach, Aspen shall be entitled, to equitable relief, including injunctive relief, in addition to monetary damages and to any other remedies available to Aspen under this Agreement and at law.  In the event that Executive pursues a claim to enforce this Agreement or the Consulting Agreement, he agrees that the sole remedy available to him shall be enforcement of the terms of this Agreement and the Consulting Agreement and/or a claim for damages resulting from the breach of this Agreement or the Consulting Agreement, but that under no circumstances shall Executive be entitled to receive or collect any damages for claims that he has released under this Agreement.

13.

Compliance with Laws.  Executive acknowledges and agrees that arising out of his position as an officer of Aspen he is presently subject to and after the termination of his employment will continue to be subject to and will comply with applicable laws and regulations, including, without limitation, applicable provisions of federal and state securities laws, including Section 16 of the Securities Exchange Act of 1934.

14.

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Aspen and Executive and their respective successors and assigns, except that Executive may not assign his obligations under this Agreement, the Non-Competition Agreement or the Consulting Agreement.

15.

Severability.  If any provision of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.  Should any part, term or provision of this Agreement be determined by any tribunal, administrative agency or court of competent jurisdiction to be illegal, invalid or unenforceable, even after all attempts at reformation or construction have been exhausted as provided in the prior sentence, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal, invalid or unenforceable part, term or provision shall be deemed not to be part of this Agreement.

16.

Entire Agreement.  This Agreement, including its attached exhibits, constitutes the entire agreement between the parties about or relating to the termination of Executive’s employment with Aspen, or Aspen’s obligations to Executive with respect to Executive’s employment with Aspen, and fully supersedes any and all prior and contemporaneous agreements or understanding between the parties concerning Executive’s employment and the subject matter of this Agreement, except that (i) the Non-Competition Agreement and the Consulting Agreement are not superseded and shall remain in effect according to their respective terms and (ii) the Plans, and any applicable equity grant documents shall continue to govern Executive’s rights, if any, to any Options and to any RSUs.  The terms of this Agreement and the Consulting Agreement are contractual in nature and not a mere recital, and they shall take effect as a sealed document.  This Agreement may be changed or amended only by agreement in writing signed by both parties.

17.	Time to Consider Agreement; Revocation. In accordance with the requirements of the ADEA and the Older Workers Benefit Protection Act,
(a)	Executive acknowledges that he has been advised in writing to, and has been given the opportunity to, consult an attorney of his choice before signing this Agreement.
(b)

Executive acknowledges that he has been given the opportunity to review and consider this Agreement for up to twenty-one (21) days before deciding whether to accept the Agreement. If the Executive decides to accept this Agreement within such 21-day period, he should signify his acceptance by signing and sending the signed agreement to Aspen’s principal office, to the attention of Human Resources. .

(c)

Executive further acknowledges that he may revoke this Agreement within seven (7) days after signing it, and that this Agreement will not become effective until such seven (7) day period has expired without Executive having revoked the Agreement.  To be effective, any such revocation must be in writing and delivered to Aspen’s principal office, to the attention of Human Resources, by close of business on the seventh day after signing and must expressly state Executive’s intention to revoke the Agreement.  The eighth day following Executive’s execution hereof shall be deemed the “Effective Date” of this Agreement, provided that Executive has not revoked this Agreement prior to that time.

18.

Representations.  Executive acknowledges that the benefits afforded him under the terms of this Agreement exceed any legal obligation of Aspen and provide valid consideration for the General Release contained in this Agreement, and the parties attest that no other representations were made regarding this Agreement other than those contained herein.

19.

Counterparts.  This Agreement may be executed in two or more counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the Counterparts shall together constitute one and the same agreement.  No counterpart shall be effective until each party has executed at least one counterpart.  For the convenience of the parties, facsimile and pdf signatures shall be accepted as originals.

20.	Choice of Law; Dispute Resolution.
(a)	This Agreement shall be governed by, and shall be construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws principles.
(b)

For claims referenced in the first sentence of Section 12 (“Injunction Claims”), the parties hereby expressly consent to the exclusive personal jurisdiction of the Worcester County (Massachusetts) Superior Court and the federal court located in Massachusetts, and expressly waive any and all objections to venue in such courts, including, without limitation, the inconvenience of such forum. Other than Injunction Claims, all Claims, disputes or controversies arising out of, relating to, or concerning any interpretation, construction, performance or breach of this Agreement, Executive’s employment, or the termination of Executive’s employment, shall be submitted to arbitration in Worcester County, Massachusetts, in accordance with the employment arbitration rules then in effect of the American Arbitration Association.  The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The Company and Executive shall each pay one-half of the costs and expenses of such arbitration, including the arbitrator’s fees, and the company and consultant shall each pay their respective counsel fees and expenses.

21.

Waiver of Jury Trial.  The parties to this Agreement each hereby waive, to the fullest extent permitted by law, any right to trial by jury of any Claim, demand, action or cause of action that either party may file against the other, whether now existing or hereafter arising and whether in contract, tort, equity or otherwise.  The parties to this Agreement each hereby agree and consent that any such Claim, demand, action or cause of action shall, if not subject to arbitration as provided in Section

20(b) above, be decided solely by court trial without a jury and that the parties to this Agreement may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

IN WITNESS WHEREOF, Aspen and Executive have duly executed this Agreement as of the dates written below.

Aspen Aerogels, Inc.		Executive – John F. Fairbanks

By:	/s/ Donald R. Young	By:	/s/ John F. Fairbanks
Name: Donald R. Young		Name: John Fairbanks
Title: President & Chief Executive Officer
Date: March 29, 2022		Date: March 29, 2022

Exhibit A

[Non-Competition Agreement]

Exhibit B

[Executive Agreement]

Exhibit C

[Outstanding Options and RSUs and related grant documents]

Exhibit D

[signed Consulting Agreement]